Exhibit 99.1

Western Sierra Bancorp to Attend KBW Honor Roll and 6th Annual Community Bank Investor Conference

CAMERON PARK, Calif. – (PR NEWSWIRE)—July 22, 2005—Western Sierra Bancorp (Nasdaq: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced that Gary D. Gall, President and Chief Executive Officer of the Company, will participate in a community bank investor conference at The Pierre in New York City sponsored by KBW.  Mr. Gall’s presentation is scheduled to begin at 1:00 p.m. Pacific Daylight Time (4:00 Eastern Daylight Time) on July 26, 2005.

The conference will be web cast through KBW’s web site at http://www.kbw.com/communitybank.htm which can also be accessed through Western Sierra Bancorp’s website at http://www.westernsierrabancorp.com/ during the conference and for 60 days following the conference.  Slides of Western Sierra Bancorp’s presentation will be accessible through either website and will be filed with the SEC on a Current Report on Form 8-K prior to the presentation.

Persons interested in viewing this web cast should go to the website 15 minutes prior to the start of the conference to register.  It may be necessary to download audio software to hear the presentation.

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates 33 Branches and loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

CONTACT:

Gary D. Gall CEO, or Anthony J. Gould CFO, both of Western Sierra Bancorp, 530-677-5600.